Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

UNITY BIOTECHNOLOGY, INC.

Unity Biotechnology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Unity Biotechnology, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 30, 2009 under the name Forge, Inc. The Corporation filed with the Secretary of State of the State of Delaware a Certificate for Renewal and Revival on June 24, 2013, which changed the Corporation’s name to Cenexys, Inc. and a Certificate of Amendment on June 25, 2013. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on June 28, 2013, which was amended by a Certificate of Amendment on January 28, 2015, which changed the Corporation’s name to Unity Biotechnology, Inc., and which was further amended on June 23, 2015 and February 12, 2016. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on October 14, 2016, which was further amended on February 1, 2017, and further amended and restated on March 15, 2018 and April 20, 2018. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on May 4, 2018.

THIRD: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Corporation’s Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV (Capital Stock) of the Amended and Restated Certificate of Incorporation of the Corporation be amended to insert following Section 2 the following text:

Section 3. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 19th day of October, 2022.

/s/ Anirvan Ghosh
Anirvan Ghosh Chief Executive Officer